Exhibit 99.1 For Immediate Release Contact: Kenneth D. Gibbons (802) 888-6600

Union Bankshares Announces Voting Results of Annual Meeting of Stockholders

and Adoption of Quarterly Repurchase Program

Morrisville, VT May 20, 2010. Union Bankshares, Inc. (NASDAQ - UNB) today announced the results of voting at the Company’s annual meeting of stockholders held on May 19, 2010 at the banking offices of the Company’s subsidiary, Union Bank, in Morrisville, Vermont. Approximately 83% of the Company’s outstanding shares of common stock were represented at the meeting. Incumbent directors Cynthia D. Borck, Steven J. Bourgeois, Kenneth D. Gibbons, Franklin G. Hovey, II, Robert P. Rollins, Richard C. Sargent, John H. Steele and Schuyler W. Sweet, were reelected to a one-year term. Also elected to a one-year term on the Company’s board was new nominee Cornelius J. Van Dyke, who has served on the board of Union Bank since November, 2009. Election of directors was by plurality vote.

The stockholders also ratified the selection of the firm of Berry, Dunn, McNeil & Parker as the Company’s external auditors for 2010.

In addition, the Company announced the adoption by the board of directors on May 19, 2010, of a limited repurchase program to authorize the repurchase of a de minimus number of shares of the Company’s common stock during each calendar quarter through the end of 2011. Under the authority, the Company is authorized to repurchase up to 2,500 shares of its common stock each calendar quarter in open market purchases or privately negotiated transactions, as management may deem advisable and as market conditions may warrant. The repurchase authorization for a calendar quarter expires at the end of that quarter to the extent it has not been exercised, and is not carried forward into future quarters. The quarterly repurchase authorization expires on December 31, 2011. The Company previously adopted a repurchase program in 2005 (reauthorized in 2008) pursuant to which 100,130 shares of common stock were repurchased at a total cost of $2.0 million. That repurchase program was completed during the first quarter of 2010.

About Union

Union Bankshares, Inc., with headquarters in Morrisville, Vermont, is the bank holding company parent of Union Bank, which offers deposit, loan, trust and commercial banking services throughout northern Vermont and northwestern New Hampshire. As of March 31, 2010, the Company had approximately $440 million in consolidated assets. The Company operates 13 full service banking offices and 29 ATM facilities in Vermont, as well as a full service branch and ATM in Littleton, New Hampshire.